EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

AMBIT ENERGY, L.P.

AND

COMMERCE ENERGY, INC.

DATED AS OF OCTOBER 23, 2008

SCHEDULES *

Schedule 2.1(a)	Assigned Contracts
Schedule 2.1(f)	Broker Contracts
Schedule 3.1(y)(iii)	Assumed Liabilities
Schedule 6.3	Governmental Authorization
Schedule 6.4	Non-Contravention; Consents
Schedule 6.5(a) and 6.5(b)	Contracts
Schedule 6.6	Litigation
Schedule 6.7	Compliance with Laws
Schedule 6.8	Purchased Assets; Properties
Schedule 6.9	No Brokers’ Fees; No Finders’ Fees
Schedule 8.9	Transition Services Agreement
Schedule 8.10	Non-Competition Agreement
Schedule 9.1(e)	Termination of Security Interests

*  Exhibits and schedules have been omitted pursuant to Item 601 (b)(2) of Regulation
S - K and will be furnished to the Securities and Exchange Commission upon request.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of October 23, 2008, by and between Ambit Energy, L.P., a Texas limited partnership (“Purchaser”), and Commerce Energy, Inc., a California corporation (“Seller”).

RECITALS

A.           Seller is a retail electricity provider in, among other states, the State of Texas and in connection thereto sells electric power to its retail customers (with such business related to the Assigned Contracts referred to herein as the “Business”).

B.           Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, Seller’s contracts with its retail customers and certain related assets, upon the terms and conditions of this Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS
1.1 Definitions.  In addition to the terms defined elsewhere herein, the terms below are defined as follows:

“Accounts Receivable” has the meaning set forth in Section 2.2(i).

“Active Accounts” means all of Seller’s active accounts in the ERCOT market as of the Closing Date in addition to those accounts of Seller that are enrolled with Seller that have an ERCOT-assigned start date as of the Closing Date or for whom Seller has received confirmation of enrollment from ERCOT; provided however, that Active Accounts shall not include those accounts of Seller that, as of the Closing Date, have an ERCOT-assigned cancel date prior to the Closing Date.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person.  As used in the preceding sentence, “control” shall mean (i) the ownership of more than 50% of the voting securities or other voting interest of any Person, or (ii) the possession of the power to direct the management and policies of such Person.

“Agreement” means this Asset Purchase Agreement, as the same may be amended from time to time in accordance with the terms hereof.

“Ancillary Agreements” means all instruments, certificates, bills of sale and other agreements entered into by Seller and Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

“Assigned Contracts” has the meaning set forth in Section 2.1(a).

“Assumed Liabilities” has the meaning set forth in Section 3.1(b).

“Billing Transfer Notice” has the meaning set forth in Section 8.8.

“Books and Records” has the meaning set forth in Section 2.1(c).

“Broker Contracts” has the meaning set forth in Section 2.1(f).

“Business” has the meaning set forth in Recital A.

“Business Day” means a day that is not a Saturday, Sunday or a day on which commercial banking institutions located in Houston, Texas are authorized or required to close.

“Closing” has the meaning set forth in Section 5.1.

“Closing Date” has the meaning set forth in Section 5.1.

“Closing Date Benchmark” means the number of Active Accounts as of 12:01 a.m. on the Closing Date, as set forth on a final list of residential, commercial and industrial ESID numbers of Active Accounts for submission to ERCOT provided by Seller to Purchaser on the Closing Date.

“Commercial Active Accounts” means all of Seller’s Active Accounts pursuant to Assigned Contracts with commercial or industrial customers.

“Commercial Purchase Price” has the meaning set forth in Section 4.1(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated September 2, 2008, between Purchaser and Seller.

“Customer Deposits” means the deposits plus accrued interest made by each customer underlying the Active Accounts in order to receive electric service from Seller.

“Damages” has the meaning set forth in Section 10.2(a).

“Deductible” has the meaning set forth in Section 10.2(a).

“Direct Claim” has the meaning set forth in Section 10.3(c).

“ERCOT” shall mean the Electric Reliability Council of Texas or its successor entity.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Damages” has the meaning set forth in Section 10.4.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and also including, for the avoidance of doubt, ERCOT.

“Indemnified Party” has the meaning set forth in Section 10.3(a).

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

“Independent Firm” has the meaning set forth in Section 4.2(f).

“Intellectual Property Right” means any trademark, service mark, trade name, patent, trade secret, domain name (including any registrations or applications for registration or renewal of any of the foregoing).

“IRS” means the Internal Revenue Service.

“Law” means any federal, foreign, state or local statute, law, rule, regulation, ordinance, code, permit or license.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind in respect of such property or asset.

“Material Adverse Effect” means (a) with respect to the Seller, a material adverse effect on the condition of the Purchased Assets taken as a whole and (b) with respect to the Purchaser any change, circumstance or effect that materially impedes the ability of Purchaser to consummate the transactions contemplated hereby or to perform its obligations hereunder; provided, however, that in no event will any of the following constitute a Material Adverse Effect: (i) any change or development in international, national, regional, state or local wholesale or retail markets for electricity or fuel, including, without limitation, changes in commodity prices, related products or availability or costs of transportation for such commodities, (ii) any change or development in national, regional or state electric transmission or distribution systems or fuel transportation systems, (iii) national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or upon any military installation, equipment or personnel of the United States, (iv) any effects, changes, events, circumstances, developments or conditions generally affecting the industry in which Seller operates or arising from general business or economic conditions, including any conditions caused by the weather (including Hurricane Ike), (v) any effects, changes, events, circumstances, developments or conditions resulting from any change in Law or GAAP, which affect generally entities similarly situated or in a similar business to Seller, (vi) any effect from compliance by Seller with the terms of this Agreement or the announcement of the transactions contemplated hereby or (vii) any violation or breach of any covenant, representation or warranty that has been cured within the time periods provided by Section 11.1.

“Objection Notice” has the meaning set forth in Section 4.2(c).

“Order” means any judgment, injunction, judicial or administrative order or decree.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person, consistent with such Person’s past practice and custom.

“Party” means each of the Purchaser and Seller, which may collectively be referred to herein as the Parties.

“Payment Addresses” has the meaning set forth in Section 2.1(d).

“Permit” means any government or regulatory license, permit, certificate or franchise that is material to the Purchased Assets.

“Permitted Lien” means Liens that will be paid off and extinguished at or prior to Closing.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust or other entity or organization.

“PUCT” means the Public Utility Commission of Texas, or its successor entity.

“Purchase Price” has the meaning set forth in Section 4.1(a).

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser’s Accounts Receivable” has the meaning set forth in Section 4.3.

“Residential Active Accounts” means all of Seller’s Active Accounts pursuant to Assigned Contracts with residential customers.

“Residential Purchase Price” has the meaning set forth in Section 4.1(a).

“Residual Payments” has the meaning set forth in Section 4.2(b).

“Residual Period” has the meaning set forth in Section 4.2(b).

“Retained Liabilities” has the meaning set forth in Section 3.2.

“Schedules” has the meaning set forth in Section 1.3(a).

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Switch Date” means (i) with respect to a Residential Active Account, the date on which ERCOT actually effectuates the switch from Seller to Purchaser, as REP of Record for that particular Residential Active Account (it being understood and agreed that Seller and Purchaser intend that (and shall take all action reasonably necessary to facilitate) such switch by ERCOT on the day immediately following the close of such Residential Active Account’s then current billing cycle as of the Closing Date) and (ii) with respect to a Commercial Active Account, the date on which ERCOT actually effectuates the switch from Seller to Purchaser, as REP of Record for that particular Commercial Active Account (it being understood and agreed that Seller and Purchaser intend that (and shall take all action reasonably necessary to facilitate) such switch by ERCOT on a date within ninety (90) days after the Closing Date as mutually agreed by Seller and Purchaser.

“Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by Seller, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority.

“Tax Return” means all tax returns required to be filed in connection with any Tax or by any Taxing Authority.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“TDSPs” means the transmission and distribution service providers.

“Third-Party Claim” means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement and who or which is not an Affiliate of any party to this Agreement.

“Transfer” has the meaning set forth in Section 2.1.

“Transferred Customer” means each customer of Seller that is party to an Assigned Contract that is Transferred to Purchaser hereunder.

1.2 Certain Interpretive Matters.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference will be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  Whenever the words, “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement (including Exhibits and Schedules) as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  Words of any gender used herein shall be deemed to include each other gender, and words using the singular or plural number shall also include the plural or singular number, respectively.  All references to “$” or dollar amounts will be to lawful currency of the United States of America.  References to a Person are also to its permitted successors and assigns.  Each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP.  To the extent the term “day” or “days” is used, it will mean calendar days unless referred to as a “Business Day.”

(b) No provision of this Agreement will be interpreted in favor of, or against, any of the Parties hereto by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

1.3 General Terms regarding Schedules.

(a) Any terms used in the Schedules to this Agreement (“Schedules”) but not defined in the Schedules shall have the same meanings ascribed thereto in this Agreement.

(b) Any disclosures contained in the Schedules which refer to a document are qualified in their entirety by reference to the text of such document.

(c) No disclosure of any matter contained in the Schedules shall create an implication that such matter meets any standard of materiality or was required to be disclosed under this Agreement.

(d) The headings contained in the Schedules are for reference only and shall not affect in any way the meaning or interpretation of the Schedules.

(e) For the purposes of the Schedules, any information, item or other disclosure set forth in any Schedule shall be deemed to have been set forth in all other applicable Schedules and disclosed not only in connection with the representation and warranty specifically referenced on a given Schedule, but for all purposes relating to the representations and warranties of the Seller set forth in the Agreement, provided the relevance of such disclosure is reasonably apparent from the terms of such disclosure.  Cross references in the Schedules are noted for purposes of convenience of reference only.

ARTICLE II
SALE AND PURCHASE OF ASSETS
2.1 Purchased Assets.  At the Closing, Seller will sell, assign, transfer, convey and deliver (“Transfer”), free and clear of all Liens to Purchaser, and Purchaser will purchase and accept from Seller, on the terms and subject to the conditions hereinafter set forth, the following specific assets and no other assets of Seller (all of such assets, properties, rights and interests being hereinafter collectively referred to as the “Purchased Assets”):

(a) all retail electric service contracts between Seller and Seller’s customers within the State of Texas as of the Closing Date as contained on Schedule 2.1(a) (a CD-Rom provided herewith) (collectively, the “Assigned Contracts”) with such Transfer of the contracts occurring on the Closing Date;

(b) an amount of cash equal to the Customer Deposits (which will be transferred by offset against the Purchase Price pursuant to Section 4.1(b) below, after which there shall be no further obligation of Seller to Purchaser with respect to the Customer Deposits) and all of Seller’s rights to the Customer Deposits;

(c) all books and records in the control of Seller relating to the Purchased Assets and the Assumed Liabilities, including all Seller’s rights to the customer files and lists, sales information, records of historical usage, all correspondence with any customers and any other reports, promotional materials, marketing studies, plans and documents prepared by Seller to the extent related to the Purchased Assets and the Assumed Liabilities, including data stored electronically, but excluding the corporate books of Seller, any materials subject to a confidentiality agreement in which Seller is a party or any materials that are subject to an attorney-client privilege (the “Books and Records”);

(d) Effective December 22, 2008, Seller’s rights to the P.O. Box addresses or other addresses (collectively, the “Payment Addresses”) to which any Active Account customers have been directed to make any sort of payments, whether for deposits, invoices, or otherwise;

(e) All of Seller’s rights to any telephone number and any telecopy number that has an area code within the State of Texas and that relates exclusively to the Business or that is an “800 number” used for marketing purposes solely within Texas or for servicing Active Accounts, specifically excluding 1-800-ELECTRIC; and

(f) the agreements between Seller and certain brokers, subject to the Parties obtaining all necessary consents under such agreements, as set forth in Schedule 2.1(f) (collectively, the “Broker Contracts”).

2.2 Excluded Assets.  Notwithstanding anything in this Agreement to the contrary, Seller shall retain all assets, rights and privileges not expressly set forth in

Section 2.1, including without limitation all assets, rights and privileges (the “Excluded Assets”) set forth below (such assets, rights and privileges will not be included in the Purchased Assets):

(a) all books and records of Seller relating to the Excluded Assets or Retained Liabilities, including the corporate charter, related organizational and corporate governance documents, minute books and Tax Returns of Seller;

(b) all deposits Seller has posted or paid related to the Business, including without limitation those deposits paid by Seller to ERCOT, the TDSPs, or Seller’s wholesale energy providers;

(c) Seller’s cash, proceeds, cash-equivalents, and interest accrued thereon on the day of the Closing, including all credits, checks and proceeds deposited with Seller before and up to the Closing Date but not yet cleared, excluding the Customer Deposits;

(d) all supply contracts between Seller and Seller’s vendors and suppliers;

(e) all of Seller’s rights and licenses under any other agreements not assumed by Purchaser;

(f) the Intellectual Property Rights of Seller;

(g) the right to use the name “Commerce Energy” and the goodwill associated with the foregoing;

(h) any Tax refunds owed to Seller or any of its Affiliates relating to the ownership or operation of the Business and/or the Purchased Assets before the Closing;

(i) all accounts receivable, rights to receive payments, rights to collect and sue for past due payments, and guaranties, performance assurance or other security relating to any of the Assigned Contracts through the Switch Date and any accounts in the ERCOT market that have or shall have an ERCOT-assigned cancel date prior to the Closing Date (the “Accounts Receivable”); and

(j) all of Seller’s Renewable Energy Credits.

ARTICLE III
ASSUMPTION OF LIABILITIES
3.1 Liabilities Assumed by Purchaser.

(a) At the Closing, Purchaser will assume, as of the Closing Date, and agree to pay, perform and discharge when and as due, all liabilities and obligations of Seller (other than the Retained Liabilities) (y) arising out of or related to any event, fact or circumstance occurring or existing on or after the Closing Date under the terms of (i) the Assigned Contracts, including but not limited to the obligation to return the Customer

Deposit(s) to the customers underlying the Assigned Contracts to the extent required, (ii) the Broker Contracts, including but not limited to the obligation to pay commissions thereunder, to the extent required, after the applicable Switch Date and (iii) all other agreements contained on Schedule 3.1(y)(iii) that Seller assigns to Purchaser and (z) arising out of or related to any event, fact or circumstance to the extent arising out of or related to the ownership or operation of the Business and/or the Purchased Assets on or after the Closing, which shall include payment of all Taxes due on the Purchaser’s Accounts Receivable relating to electric power sold after the applicable Switch Date.

(b) The liabilities to be assumed by Purchaser pursuant to Section 3.1(a) are collectively referred to as “Assumed Liabilities”.

3.2 Liabilities Not Assumed by Purchaser.  Notwithstanding anything in this Agreement to the contrary, Purchaser will not assume or be deemed to have assumed, or in any way be liable or responsible for, any liabilities or obligations of Seller, except as specifically provided in Section 3.1(a).  All liabilities or obligations of Seller other than Assumed Liabilities are hereinafter sometimes collectively referred to as the “Retained Liabilities”, which shall include payment of all Taxes due on the Accounts Receivable relating to electric power sold prior to the applicable Switch Date, the litigation identified in Schedule 6.6 and any claims identified in Schedule 6.7.

ARTICLE IV
PURCHASE PRICE AND CUSTOMER TRANSFER
4.1 Purchase Price.

(a) Calculation of the Purchase Price.  The Purchase Price for the Purchased Assets (the “Purchase Price”) shall be $11,200,000, as adjusted in accordance with Sections 4.1(b) and (c).  Of this Purchase Price, $8,500,000 shall be applicable to the Residential Active Accounts (the “Residential Purchase Price”) and $2,700,000 shall be applicable to the Commercial Active Accounts (the “Commercial Purchase Price”).

(b) Payment of the Purchase Price.  At Closing, Purchaser shall pay to Seller the Residential Purchase Price, by wire transfer of immediately available funds to an account designated in writing by Seller.  On or before November 24, 2008, Purchaser shall pay Seller the Commercial Purchase Price, as adjusted in accordance with Section 4.1(c), less the amount of the Customer Deposits, by wire transfer of immediately available funds to an account designated in writing by Seller; provided, however, that if the sum resulting from the calculation required by this sentence is a negative number, then Seller shall pay to Purchaser such amount, by wire transfer of immediately available funds to an account designated in writing by Purchaser.

(c) Adjustment to the Purchase Price. The Commercial Purchase Price shall be adjusted either up or down in accordance with this Section 4.1(c), if, and only if, the Closing Date Benchmark is either greater than 59,028 or less than 56,148.

(i) If the Closing Date Benchmark is greater than 59,028, then the Commercial Purchase Price shall be increased by an amount equal to the product of (x) $194 multiplied by (y) the difference between (A) Closing Date Benchmark, minus (B) 59,028.

(ii) If the Closing Date Benchmark is less than 56,148, then the Commercial Purchase Price shall be reduced by an amount equal to the product of (x) $194 multiplied by (y) the difference between (A) 56,148, minus (B) the Closing Date Benchmark.

4.2 Residual Payments.

(a) General.  In addition to the Purchase Price as described in Section 4.1, the Seller shall be entitled to receive payments to the extent provided in this Section 4.2, as additional consideration for the Transfer of the Purchased Assets, to be calculated as follows:  Purchaser shall pay to Seller the Residual Payments attributable to each calendar month (or any part thereof) during the Residual Period no later than the 15th day of the month following each calendar month during the Residual Period, in accordance with this Section 4.2.

(b) Definitions.  The following definitions shall be applicable for purposes of determining the amount and payment of the Residual Payments:

“Residual Payments” shall mean, for each calendar month (or any part thereof) during the Residual Period, an amount equal to the product of (i) $3.50 multiplied by (ii) the sum of (x) the number of Transferred Customers (after the Switch Date) for which the Purchaser receives in the prior calendar month payment for all charges invoiced by or for Purchaser that are due in such prior calendar month and (y) the number of Transferred Customers (after the Switch Date) for which the Purchaser receives in the prior calendar month payment for all outstanding charges invoiced by or for Purchaser that are due with respect to any other calendar month in the Residual Period other than the prior calendar month (it being understood and agreed that a “Transferred Customer” shall, for purposes of calculating Residual Payments, continue to be a Transferred Customer whether service is being delivered under an Assigned Contract or any amendment, extension, renewal or replacement thereof (it being further understood and agreed that Purchaser, shall make no more than twenty-four (24) Residual Payments, for a total payment not to exceed $84.00,  for each Transferred Customer)).

“Residual Period” shall mean the period beginning on the Closing Date through and including December 31, 2010.

(c) Calculation and Payment.  Concurrent with the payment of the Residual Payments each month during the Residual Period, Purchaser shall deliver to Seller a written calculation of Residual Payments for the immediately preceding calendar month, specifying in reasonable detail the calculation of such Residual Payments.  Seller shall have the right, once each calendar quarter during the Residual Period and once during the first calendar quarter after the expiration of the Residual Period, to object in writing to Purchaser (“Objection Notice”) with respect to the calculation of all Residual Payments that have been made since the Seller’s most recent objection permitted under this Section 4.2(c), specifying in reasonable detail the basis of any objection which may be no other reason than to confirm the calculation of the Residual Payments.  With respect to any such Objection Notice, Purchaser shall make available to Seller any other information that Seller may reasonably request in order to verify the amounts reflected on any calculation of the Residual Payments, and Purchaser will allow a financial representative or accountant of the Seller to review its books and records relating to the Purchased Assets for purposes of confirming the amounts reflected on any calculation of the Residual Payments.  The resolution of any dispute regarding any such calculation shall be conducted in accordance with Section 4.2(f) below.  Payment of all Residual Payments shall be made by Purchaser (by wire transfer of immediately available funds to a bank account designated by the Seller) not later than the earlier to occur of the 15th of each calendar month, as appropriate, or within five (5) Business Days following the final determination of any Residual Payments in accordance with this Section 4.2(c).

(d) Operation of the Business.  Purchaser shall operate the Business in a commercially reasonable manner.  In addition, Purchaser shall maintain books and records in a manner so that the Residual Payments can be calculated in accordance with this Section 4.2, (and it is understood and agreed that Purchaser shall not take actions, or omit to take actions, solely for the purpose of reducing the amount of any Residual Payments).

(e) Successors and Assigns.  Purchaser’s obligations under this Section 4.2 to pay Residual Payments shall be binding on any successor to any of the Assigned Contracts whether any assignment occurs by asset sale, stock sale, merger or other business combination or transfer or assignment of any kind.

(f) Dispute Resolution.  If within twenty (20) days after the delivery of any Objection Notice, the Purchaser and the Seller are unable to agree to the calculation of Residual Payments covered by such Objection Notice, then the Parties shall engage a mutually-acceptable, nationally recognized accounting firm (the “Independent Firm”) to resolve any disputes regarding the calculation of Residual Payments covered by such Objection Notice.  The Independent Firm (A) shall conduct such review of the books and records of Purchaser as reasonably necessary, the Objection Notice and any supporting documentation furnished by the Purchaser or the Seller as the Independent Firm in its sole discretion deems necessary (including the working papers of the Purchaser and the Seller and, subject to reasonably requested release letters, their respective independent auditors, but excluding any settlement offers or related documentation created by the parties in attempting to resolve any disputed matters relating to this Section 4.2), (B) shall be limited to resolving the disputed matters set forth in the Objection Notice (that remain unresolved at the time of submission of the dispute to the Independent Firm) in accordance with this Agreement, and (C) shall hear such presentations by the parties as the Independent Firm in its sole discretion deems necessary.  The Purchaser and the Seller will direct the Independent Firm to render a determination within thirty (30) days of its retention and the Purchaser and the Seller and their respective agents will cooperate with the Independent Firm during its engagement.  The determination of the Independent Firm shall be conclusive and shall become final and binding upon the parties hereto and any amounts owing as a result thereof shall be paid in accordance with subparagraph (c) above.  The Seller and the Purchaser shall each pay one half of the fees and expenses of such Independent Firm.

4.3 Accounts Receivable.  As provided in Section 2.2(i), Seller shall retain all Accounts Receivable attributable to the Assigned Contracts through the close of business on the day before each applicable Switch Date, and Seller shall retain, for so long as necessary to collect any Accounts Receivable, any rights under the Assigned Contracts required to collect the Accounts Receivable.  Accordingly, Seller shall retain the right after the Closing to bill and collect all Accounts Receivable in the Ordinary Course of Business.  Likewise, the Purchaser shall own all accounts receivable attributable to the Assigned Contracts on and after each applicable Switch Date (“Purchaser’s Accounts Receivable”).  Without limiting the generality of the foregoing, Seller and Purchaser agree to the following, to facilitate the collection of the Accounts Receivable and the Purchaser’s Accounts Receivable:

(a) Seller and Purchaser will reasonably cooperate and implement collection strategies and otherwise exercise all lawful means to collect any past due Accounts Receivable, including cooperating for purposes of disconnecting service and assessment of late fees, and promptly forwarding to each other any payments of Accounts Receivable or Purchaser’s Accounts Receivable, as the case may be, that may be misdirected to Purchaser or Seller, respectively.

(b) The Purchaser acknowledges and agrees that the legal obligations of customers under Assigned Contracts with respect to Accounts Receivable shall not be amended, modified or altered in any respect by Purchaser, without the prior written consent of Seller.

(c) In addition, Purchaser acknowledges and agrees that Seller shall have the right to exercise good faith, commercially reasonable efforts to collect all Accounts Receivable.  The Seller shall have the right to discuss all collection efforts with Purchaser, participate in and/or attend conferences or other meetings relating to such collection efforts, and review and comment upon any correspondence or other documents related to such collection efforts.  With respect to Active Accounts that are disconnected after the Closing Date, the Seller shall have the right to utilize collection agencies and exercise all remedies provided by applicable Law and the Assigned Contracts without consulting the Purchaser.

(d) All payments received by Seller or Purchaser from a specific Transferred Customer shall be allocated to the oldest invoices of that Transferred Customer first, until all Accounts Receivable pertaining to that Transferred Customer retained by Seller shall have been paid in full.

4.4 Allocation of Purchase Price.  The Purchase Price shall be allocated among the Purchased Assets in accordance with the principles of Section 1060 of the United States Internal Revenue Code of 1986, as amended, and any applicable treasury regulations thereunder.  The Seller and the Purchaser shall mutually agree upon such allocation as soon as practicable after Closing and shall report the federal, state and local income and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any Tax Returns, in any refund claim, in any litigation or otherwise.  Each Party will notify the other Party if it receives notice that the IRS proposes any allocation that is different from the allocation as agreed by the Parties.

ARTICLE V
CLOSING AND CLOSING DELIVERIES
5.1 The Closing.  The closing of the sale and purchase of the Purchased Assets (the “Closing”) will take place at the offices of Sutherland Asbill & Brennan LLP located at 909 Fannin Street, Suite 2200, Houston, Texas 77010, at 10:00 a.m., local time, as soon as practicable after satisfaction or waiver of the conditions to Closing set forth in Article IX, but in no event later than the earlier to occur of (i) three Business Days after such satisfaction or waiver or (ii) October 27, 2008, unless the parties agree in writing to change the Closing to another time, date or place.  The date upon which the Closing occurs is herein called the “Closing Date.”  Notwithstanding any other provision hereof, the Closing will be deemed effective for accounting, Tax and all other purposes as of 12:01 a.m., local time, on the Closing Date.

5.2 Deliveries of Seller.  At the Closing, Seller will deliver to Purchaser:

(a) (i) a Bill of Sale, as Purchaser may deem necessary or desirable to Transfer the Purchased Assets, duly executed by Seller; and (ii) an Assignment and Assumption Agreement, as Seller may deem necessary or desirable for Purchaser to assume the Assumed Liabilities, duly executed by Seller;

(b) a certificate of an officer of the Seller confirming Seller’s compliance with the condition set forth in Section 9.1(a);

(c) a certificate of the Secretary of Seller certifying that an officer of the Seller has been duly authorized to execute this Agreement and each Ancillary Agreement to which it will be a party at Closing and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein and therein;

(d) each Ancillary Agreement required by this Agreement to be duly executed and delivered by parties other than Purchaser;

(e) the Transition Services Agreement duly executed and delivered by Seller;

(f) the Non-Competition Agreement duly executed by the Seller; and

(g) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof, including but not limited to a certificate of good standing from the Comptroller’s office for the State of Texas.

5.3 Deliveries by Purchaser.  At the Closing, Purchaser will deliver or cause to be delivered to Seller:

(a) the Residential Purchase Price, by wire transfer of immediately available funds to the account specified pursuant to Section 4.1(b);

(b) (i) a Bill of Sale, as Purchaser may deem necessary or desirable to Transfer the Purchased Assets, duly executed by Purchaser; and (ii) an Assignment and Assumption Agreement, as Seller may deem necessary or desirable for Purchaser to assume the Assumed Liabilities, duly executed by Purchaser;

(c) a certificate of an authorized officer of Purchaser confirming Purchaser’s compliance with the condition set forth in Section 9.2(a);

(d) a certificate of the President of the Purchaser certifying the resolutions attached to that Certificate authorize the execution of this Agreement and each Ancillary Agreement to which it will be a party at Closing and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein and therein;

(e) each Ancillary Agreement required by this Agreement to be duly authorized and delivered by Purchaser or its Affiliates;

(f) the Transition Services Agreement duly executed and delivered by Purchaser;

(g) the Non-Competition Agreement duly executed by the Purchaser; and

(h) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser as of the date hereof as follows:

6.1 Existence and Power.  Seller is a corporation, validly existing and in good standing under the laws of the State of California.  Seller has all power as a corporation required to carry on the Business as now conducted.

6.2 Authorization; Enforceability.  The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are, and will be at the Closing, within Seller’s powers and have been duly authorized by Seller, and no other corporate action on the part of Seller is necessary to authorize this Agreement or any of the Ancillary Agreements to which Seller will be a party at the Closing.  This Agreement has been, and each of the Ancillary Agreements to which Seller will be a party at the Closing will have been, duly executed and delivered by Seller.  Assuming the due execution and delivery by Purchaser of this Agreement and each of the Ancillary Agreements to which Seller will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which Seller will be a party at the Closing will constitute at the Closing, valid and binding agreements of Seller, enforceable against each in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

6.3 Governmental Authorization.  Except as disclosed in Schedule 6.3, and other than the notice of transfer explaining that Purchaser purchased the accounts (which notice shall not offer the recipient an option to reject the transfer or to otherwise opt out) to be sent by Purchaser to the customers to the Assigned Contracts as promptly as possible after the Closing and any informational notices required to be given to the Texas Public Utility Commission and/or ERCOT, the execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller will be a party at the Closing require no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority, except that which, if not obtained or filed, could not reasonably be expected have a Material Adverse Effect.

6.4 Non-Contravention; Consents.  Except as disclosed in Schedule 6.4, the execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller will be a party at the Closing, and the consummation of the transactions contemplated hereby and thereby do not and will not at the Closing (a) violate the articles or bylaws of Seller, (b) violate any applicable material Law or Order, (c) require any material Permit, consent or approval of any Person (including filings, consents or approvals required under any Permits of Seller or any licenses to which Seller is a party), except for those consents or approvals the failure to obtain which could not, individually or in the aggregate, reasonably be expected to have a Material

Adverse Effect, or (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller is entitled under, any Assigned Contract.

6.5 Contracts.

(a) Except as set forth on Schedule 6.5(a), each Assigned Contract is for full requirements service.

(b) All the Assigned Contracts are valid, binding and in full force and effect with respect to, and are enforceable in accordance with their terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity)) against, Seller and, to Seller’s knowledge, each other party thereto.  Except as set forth on Schedule 6.5(b), there are no material defaults by Seller under any Assigned Contract and, to Seller’s knowledge, no events have occurred that with the lapse of time or action or inaction by any party thereto would result in any material violations thereof or any material defaults thereunder.

6.6 Litigation.  Except as disclosed in Schedule 6.6, there is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the knowledge of Seller, threatened, against or affecting, or relating to the ownership, operation or use of the Purchased Assets or the conduct of the Business of Seller before any court or arbitrator or any Governmental Authority or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and any Ancillary Agreements to which Seller will be a party at Closing.  Except as disclosed in Schedule 6.6, there are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against Seller that affect or relate to the ownership, operation or use of the Purchased Assets or the conduct of the Business.

6.7 Compliance with Laws.  Except as described in Schedule 6.7, Seller has not received, during the one (1) year period prior to the Closing Date, any order, notice or other communication in writing from any Governmental Authority of any alleged violation or failure to comply with any material legal requirement that affects or relates to the ownership, operation or use of the Purchased Assets or the conduct of the Business.

6.8 Purchased Assets; Properties.  Seller has good title to the Purchased Assets, free and clear of all Liens, except for Permitted Liens and Liens disclosed in Schedule 6.8.  No condition or state of facts exists, which with due notice or lapse of time or both, would exist, would entitle any Person to obtain any Lien upon any of the Purchased Assets.  The Purchased Assets are managed and operated by the management and employees and contractors of Seller and are not subject to any contract, agreement, or arrangement, written or oral, that: (i) purports to transfer any right or obligation to manage or operate the Purchased Assets to any third Person; or (ii) restricts the management or operations of the Purchased Assets geographically or territorially.  The information and business documentation made available to Purchaser in the Seller’s electronic data room, as updated through the date hereof, together with the Schedules to this Agreement, including the number of customers, term contract retail prices, average usage per customer, accounts receivable aging schedules, and broker commissions are true and accurate, in all material respects, descriptions of, or information relating to, the Purchased Assets and the Business (to the extent that such information relates to the Purchased Assets and the Business and not to the Excluded Assets).

6.9 No Brokers’ Fees; No Finders’ Fees.  Except as set forth on Schedule 6.9, Seller has not entered into any agreement, arrangement or understanding with any Person that will result in the obligation Purchaser to pay any finder’s fees, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement (it being understood and agreed that this Section 6.9 does not apply to any Broker Contracts).

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as of the date hereof and the Closing Date as follows:

7.1 Corporate Existence and Power.  Purchaser is a limited partnership, validly existing and in good standing under the laws of the State of Texas.  Purchaser has all power as a Texas limited partnership necessary to carry on its business as now conducted.

7.2 Corporate Authorization; Enforceability.  The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are, and will be at the Closing, within Purchaser’s power and have been duly authorized in accordance with its organizational documents and no other action on the part of Purchaser is necessary to authorize this Agreement or any of the Ancillary Agreements to which Purchaser will be a party at the Closing.  This Agreement has been, and each of the Ancillary Agreements to which Purchaser will be a party at the Closing will have been, duly executed and delivered by Purchaser.  Assuming the due execution and delivery by Seller of this Agreement and each of the Ancillary Agreements to which Purchaser will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which Purchase will be a party at the Closing will constitute at the Closing, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

7.3 Non-Contravention.  The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which Purchaser will be a party at the Closing do not and will not at the Closing (a) violate the organizational documents of Purchaser, (b) violate any applicable Law or Order, (c) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of Purchaser or any licenses to which Purchaser is a party), or (d) result in a violation of or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Purchaser or to a loss of any benefit to which Purchaser is entitled under, any contract, agreement or other instrument binding upon Purchaser or any license, franchise, Permit or other similar authorization held by Purchaser.

7.4 REP Certificate and ERCOT Matters.  Purchaser is properly certificated by the PUCT, operates under an REP Certificate from the PUCT, and will serve the customers underlying the Assigned Contracts under its REP Certificate after the transfer to Purchaser contemplated herein takes place.  Purchaser is also qualified as an LSE and has retained a QSE, to whose account the customers underlying the Assigned Contracts will be transferred and served by Purchaser pursuant to the terms hereof.

7.5 Financial Ability.  Purchaser, together with its Affiliates, has all funds, or ready access to all funds, necessary to pay the Purchase Price and perform its other obligations under this Agreement, and has provided all documentation or other evidence thereof as has been reasonably requested by Seller.

ARTICLE VIII
CERTAIN COVENANTS AND PROCEDURES
8.1 Conduct of Business of Seller.  During the period from the date of this Agreement to the Closing Date, Seller will conduct the Business only in the Ordinary Course of Business and use its reasonable commercial efforts to preserve intact its business organization, and to maintain its relationships and goodwill with its customers.  Without limiting the generality or effect of the foregoing, prior to the Closing Date, except with the prior written consent of Purchaser or as contemplated under this Agreement, Seller will not:

(a) Enter into any contract or commitment relating to the Business, except for contracts and commitments entered into by Seller in the Ordinary Course of Business;

(b) Modify or amend in any material respect or terminate any contract with an Active Account, unless a customer is in default, except as is done with Purchaser’s consent or at the Purchaser’s direction;

(c) Sell, lease or otherwise dispose of any material asset or property that is part of the Purchased Assets;

(d) Create or permit the assumption of any Lien on any Purchased Asset, other than a Permitted Lien;

(e) Settle, release or forgive any claim or litigation or waive any right thereto that relates to any of the Purchased Assets or the Assumed Liabilities, but excluding any such claim or right that relates solely to any Excluded Asset or Retained Liability; or

(f) Agree to do any of the foregoing.

8.2 Review of Seller; Confidentiality.

(a) Subject to the provisions of that certain Confidentiality Agreement dated September 2, 2008, Purchaser may, prior to the Closing Date, directly or through its representatives, review the properties (including the Purchased Assets), books and records of Seller to the extent reasonably necessary to familiarize itself with the Purchased Assets and Retained Liabilities.  Seller will permit Purchaser and its representatives to have reasonable access to the premises (including the Purchased Assets) and to all the books and records of Seller and to cause the officers, accountants and other representatives of Seller to furnish Purchaser with such financial and operating data and other information with respect to the Business and properties of Seller as Purchaser may from time to time reasonably request.

(b) Prior to the Closing, neither Seller nor Purchaser will, without the prior written consent of the other, disclose to any other Person (other than such Person’s financing sources, existing stockholders and such Person’s directors, officers, employees, advisors and other representatives that need to know and other than as required by applicable Law, including any action or filings required by the Securities and Exchange Commission) any proprietary, non-public information of another Party previously delivered or made available to such other Party in connection with the transactions contemplated hereby (including the existence of and terms of this Agreement and the Ancillary Agreements), other than to the extent done under a confidentiality agreement at least as protective as the confidentiality provisions herein and in the Confidentiality Agreement.

8.3 Reasonable Commercial Efforts.  Seller and Purchaser will cooperate and use their respective reasonable commercial efforts to take, or cause to be taken, all appropriate actions, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including their respective commercially reasonable efforts to obtain, prior to the Closing Date, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of, or filings with Governmental Authorities as are necessary to consummate the transactions contemplated by the Agreement and to fulfill the conditions to the sale contemplated hereby.    The Parties will pay or cause to be paid all of their own fees and expenses contemplated by this Section, including the fees and expenses of any broker, finder, financial advisor, legal advisor or similar person engaged by such Party.  Each of the Parties will notify and keep the other advised in reasonable detail as to such Party’s efforts in complying with its obligations under this Section 8.3.

8.4 Access.

(a) From and after the Closing Date, each Party will give the other Party and its representatives reasonable access to such documentation and information and reasonable access to, and cause the cooperation of, employees of such Party that the requesting Party may reasonably require to (i) prepare and file Tax Returns and respond to any issues which may arise with respect to Taxes for which the requesting Party is responsible to the extent relating to the Purchased Assets or Assumed Liabilities, or (ii) defend any claim that the requesting Party is required to defend pursuant to this Agreement or in connection with the operation of the Business after the Closing Date.

(b) Information that is obtained by either Party pursuant to this Section 8.4 will be kept confidential by such Party; provided, however, that in the event the Party or any of its representatives is requested or required pursuant to applicable Law by any Governmental Authority to disclose any such information, the Party may do so after providing the other Party with notice of the request or requirement so that the other Party may attempt, at its own expense, to obtain a protective order.  Each Party will use reasonable efforts to limit access to such information on a “need to know” basis.

8.5 Collection of Payments.  Following the Closing, (a) Seller will promptly, and in any event, not later than five Business Days following receipt, forward to Purchaser any payments received by Seller with respect to any of the Purchased Assets, and any checks, drafts or other instruments payable to Seller will, when so delivered, bear all endorsements required to effectuate the Transfer of the same to Purchaser, (b) Seller will promptly forward to Purchaser any mail or other communications received by Seller relating to the Purchased Assets or the Assumed Liabilities, (c) Purchaser will promptly, and in any event, not later than five Business Days following receipt, forward to Seller any payments received by Purchaser with respect to any of the Excluded Assets, and any checks, drafts or other instruments payable to Purchaser shall, when so delivered, bear all endorsements required to effect the Transfer of the same to Seller, and (d) Purchaser will promptly forward to Seller any mail or other communications received by Purchaser relating to the Excluded Assets or the Retained Liabilities.

8.6 Further Assurances.  From time to time, as and when requested by either Party hereto, the other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, as the requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.  Seller hereby agrees to perform, execute or deliver, or cause to be performed, executed or delivered, such further acts, assurances and instruments as Purchaser may reasonably require to complete or perfect the conveyance and Transfer to Purchaser of all of its right, title and interest in and to the Purchased Assets free and clear of any and all Liens consistent with this Agreement, and to do any and all such further acts and things as may be reasonably necessary to effect completely the intent of this Agreement including providing reasonable assistance to Purchaser, upon Purchaser’s request, in enforcing Purchaser’s ownership interests in the Purchased Assets and facilitating the Transfer of the Assigned

Contracts to Buyer.  Notwithstanding anything in this Section 8.6 to the contrary, Seller shall not be obligated to initiate lawsuits, formal collection processes or similar measures in furtherance of its obligations in this Section 8.6.

8.7 Certain Tax Matters.  Any sales, use, transfer, vehicle transfer, stamp, conveyance, value added or other similar Taxes that may be imposed by any Governmental Authority, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the purchase and sale of the Purchased Assets or on account of this Agreement or the transactions contemplated hereby, will be borne by Purchaser.

8.8 Notice to Transferred Customers.  A customer notification package and plan (including timing for giving notice) will be developed jointly by Seller and Purchaser, provided that nothing herein shall require the Seller to obtain any particular right or privilege on behalf of the Purchaser nor shall the ability of the Purchaser to obtain any such right or privilege be a condition to Closing.  Promptly after the Closing Date, Purchaser shall provide notification to ERCOT, and take other necessary actions, to prevent ERCOT from sending notices to customers with Active Accounts informing them of the Transfer from Seller to Purchaser.  Purchaser instead will notify such customers of the Transfer via a notice mutually agreed upon by the Parties and provided to the PUCT (“Billing Transfer Notice”).  Such notice will be provided in accordance with the Transfer Services Agreement.  As provided in the Transition Services Agreement, each customer’s bill will be co-branded with the company logos of both the Purchaser and Seller, in a manner to be agreed upon by the Parties.  Except to comply with an Order from a Governmental Authority or as otherwise provided in this Agreement, Purchaser shall not otherwise provide written communications to customers of Active Accounts regarding the Transfer of such customers from Seller to Purchaser, without first obtaining the consent for such communication from the Seller.

8.9 Migration of Customers; ERCOT.

(a) Migration of Customers.  For each customer with an Active Account, prior to such customer’s Switch Date, Seller shall continue to (i) be the REP of Record for such customer, (ii) supply such customer based on the forecasted load, and (iii) provide its own bilateral supply schedule to its QSE.  On and after the Switch Date, the foregoing services shall be provided to such customer by, and the REP of Record for such customer shall be, the Purchaser.  Seller will be responsible for the costs associated with the service of such customer prior to the Switch Date.  Purchaser will be responsible for the costs associated with the service of such customer on and after the Switch Date.

(b) QSE Obligations – ERCOT.

(i) Purchaser and Seller will work together to file the necessary documents with ERCOT so that each customer with an Active Account will be served by Seller’s QSE prior to such customer’s Switch Date and by Purchaser on and after the Switch Date. The Parties will work together to submit the necessary requests and documents as soon as is possible after execution of this Agreement.

(ii) Seller will continue to serve each customer with an Active Account pursuant to its respective Assigned Contract under Seller’s QSE and to schedule and procure balancing energy to be supplied to the Assigned Contracts prior to such customer’s Switch Date.  On and after such customer’s Switch Date, Purchaser shall so serve that customer.  Seller shall be responsible for costs and regulatory fees incurred associated with serving a customer’s Active Account prior to such customer’s Switch Date.  Purchaser shall be responsible for costs and regulatory fees incurred associated with serving a customer’s Active Account on and after such customer’s Switch Date.

(iii) Seller agrees that it will retain in good standing a QSE services agreement and LSE license up to ninety (90) days following the Closing Date, as necessary to facilitate the Switch Dates for the Commercial Active Accounts and the Residential Active Accounts in accordance with this Agreement.

(c) ERCOT and TDSP Filings.  By the end of three (3) Business Days following the Closing Date, Purchaser shall have filed the necessary documents and entered into the necessary transactions with ERCOT, the TDSPs, and all applicable taxing or governmental authorities so that Purchaser becomes the REP-of-record (using its own name) with respect to the customers underlying the Assigned Contracts as of each of such customer’s Switch Date.

(d) Transition Services Agreement.  At Closing, the Parties shall have entered into the Transition Services Agreement substantially in the form attached as Schedule 8.9 hereto setting forth the transitional services to be provided by each Party after Closing, including billing, customer service, and transaction management activities as described on Schedule 8.9.  The Parties shall negotiate the Transition Services Agreement in good faith and on commercially reasonable terms.

8.10 Non-Competition Agreement.  At Closing, in consideration of the transactions contemplated by this Agreement, Seller shall have entered into the Non-Competition Agreement in the form attached as Schedule 8.10 hereto.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the Closing are subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following conditions:

(a) Representations, Warranties and Covenants of Seller.

(i) The representations and warranties of Seller made in this Agreement shall be true and correct as of the date hereof and as of the Closing, as though made anew at and as of the Closing, except, in each case, when any failure of a representation or warranty to be true and correct would not result in a Material Adverse Effect; and (ii) Seller shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by Seller on or before the Closing Date.

(b) No Injunction, etc.  No provision of any applicable Law and no judgment, injunction, order or decree of any Governmental Authority shall be in effect that shall prohibit the consummation of the Closing.

(c) No Proceedings.  No action, suit or proceeding affecting the Purchased Assets or challenging this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking material damages shall have been instituted or threatened by any Person.

(d) Delivery of Documents.  Each of the deliveries required by Section 5.2 shall have been made.

(e) Termination of Security Interests.  Seller shall at Closing have obtained releases and other documentation reasonably requested by Purchaser in form and substance reasonably satisfactory to Purchaser providing for the termination and release of all Liens on the Purchased Assets, as listed on the attached Schedule 9.1(e).

(f) Transition Services Agreement.  The Parties shall at Closing have executed and delivered the Transition Services Agreement.

(g) Non-Competition.   Seller shall at Closing have executed and delivered the Non-Competition Agreement.

9.2 Conditions to Obligations of Seller.  The obligations of Seller to consummate the Closing are subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following conditions:

(a) Representations, Warranties and Covenants of Purchaser. (i) The representations and warranties of Purchaser made in this Agreement shall be true and correct as of the date hereof and as of Closing, as though made anew at and as of the Closing, except, in each case, when any failure of a representation or warranty to be true and correct would not result in a Material Adverse Effect; and (ii) Purchaser shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by Purchaser on or before the Closing Date.

(b) No Injunction, etc.  No provision of any applicable Law and no judgment, injunction, order or decree of any Governmental Authority shall be in effect which shall prohibit the consummation of the Closing.

(c) No Proceedings.  No action, suit or proceeding affecting the Purchased Assets or challenging this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking material damages shall have been instituted or threatened by any Person.

(d) Delivery of Documents.  Each of the deliveries required by Section 5.3 shall have been made.

(e) Termination of Security Interests.  Seller shall at Closing have obtained releases and other documentation in form and substance reasonably satisfactory to Seller providing for the termination and release of all Liens on the Purchased Assets, as listed on the attached Schedule 9.1(e).

(f) Transition Services Agreement.  The Parties shall at Closing have executed and delivered the Transition Services Agreement.

ARTICLE X
SURVIVAL; INDEMNIFICATION

10.1 Survival.  The representations and warranties of the Parties contained in this Agreement will survive the Closing but will terminate on the one (1) year anniversary of the Closing Date, except that the representations of Seller set forth in Sections 6.1 and 6.2, and the representations of Purchaser set forth in Sections 7.1 and 7.2, shall survive indefinitely.  Notwithstanding the immediately preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time; provided, however, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in such written notice.  All covenants and agreements of the parties contained in this Agreement will survive the Closing for the time periods specified herein.

10.2 Indemnification.

(a) If the Closing occurs, Seller shall indemnify, defend and hold harmless Purchaser against any and all liabilities, damages, losses, costs or expenses, including reasonable attorneys’ and consultants’ fees and expenses incurred in respect of Third-Party Claims or claims between the parties hereto (“Damages”), incurred or suffered only to the extent caused by (i) the failure of any representation or warranty made by Seller in Article VI to be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made anew at and as of the Closing Date, (ii) the breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement, or (iii) any Retained Liabilities; provided, however, that  Seller will not be liable under this Section 10.2(a) unless (and only to the extent that) the aggregate amount of Damages exceeds 2% of the Purchase Price (the “Deductible”).

 (A)           Notwithstanding anything to the contrary, Seller’s aggregate liability under Sections 10.2(a)(i) through (iii) shall not exceed, in the aggregate, an amount equal to 10% of the Purchase Price for any and all claims made hereunder.  With respect to any claim asserted under Sections 10.2(a)(i) through (iii), Purchaser shall then have the right to withhold any Residual Payments due thereafter, to the extent necessary to satisfy any such claim for Damages, subject, however, to all limitations set forth in this Agreement, including the limit set forth in the preceding sentence of this Clause (A), by depositing the same into an escrow account established for this purpose under the terms of an escrow agreement in form and substance mutually acceptable to the Parties.  After the Damages have been finally determined, the funds held in escrow shall be distributed to the appropriate Parties.

 (B)           Purchaser shall indemnify, defend and hold harmless Seller against Damages incurred or suffered to the extent caused by (i) the failure of any representation or warranty made by Purchaser in Article VII to be true and correct in all material respects as of the date hereof and as of the Closing Date as if made anew at and as of the Closing Date, (ii) the breach of any covenant or agreement made or to be performed by Purchaser pursuant to this Agreement, (iii) any Assumed Liabilities, or (iv) Purchaser’s ownership or operation of the Business and/or the Purchased Assets after the Closing; provided, however, that Purchaser will not be liable under Section 10.2(a)(B) unless (and only to the extent) the aggregate amount of Damages exceeds the Deductible.  Notwithstanding anything to the contrary, Purchaser’s aggregate liability under Sections 10.2(a)(B)(i) and (ii) shall not exceed, in the aggregate, an amount equal to 10% of the Purchase Price for any and all claims made hereunder.

 (C)           Payments of all amounts owing by an Indemnifying Party under this Article X shall take into account and be appropriately reduced by amounts received or receivable by the Indemnified Party under insurance, indemnification, contribution, reimbursement or similar contracts, and by any Tax benefit in favor of an Indemnified Party.

10.3 Procedures.

(a) If any Person who or which is entitled to seek indemnification under Section 10.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any Third-Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) days after receipt of such written notice of such Third-Party Claim.  Such notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably estimable, of the Damages that have been or may be sustained by the Indemnified Party.  The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third-Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which will be reasonably satisfactory to the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense.

(b) If, within ten (10) days after giving notice of a Third-Party Claim to an Indemnifying Party pursuant to Section 10.3(a), an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third-Party Claim as provided in the last sentence of Section 10.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten (10) days after receiving written notice from the Indemnified Party or if the Indemnified Party reasonably believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnified Party in respect of all Damages relating to the matter, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith.  Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third-Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties.  If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the

Indemnified Party to that effect.  If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will not exceed the amount of such settlement offer.  The Indemnified Party will provide the Indemnifying Party with reasonable access during normal business hours to books, records and employees of the Indemnified Party necessary in connection with the Indemnifying Party’s defense of any Third-Party Claim which is the subject of a claim for indemnification by an Indemnified Party hereunder.

(c) Any claim by an Indemnified Party on account of Damages which does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) days after the Indemnified Party becomes aware of such Direct Claim.  Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party.  The Indemnifying Party will have a period of ten (10) days within which to respond in writing to such Direct Claim.  If the Indemnifying Party does not so respond within such ten (10) day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) A failure to give timely notice or to include any specified information in any notice as provided in Section 10.3(a), 10.3(b) or 10.3(c) will not affect the rights or obligations of any Party hereunder, except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

10.4 No Consequential Damages.  Notwithstanding any other provision of this Agreement, no Indemnified Party shall be entitled to any consequential damages including exemplary, punitive, incidental, indirect or special damages (collectively “Excluded Damages”) suffered by an Indemnified Party except to the extent such Excluded Damages are the subject of a Third-Party Claim.

10.5 Scope of Representations and Warranties of Seller.  Purchaser acknowledges that except as expressly provided in this Agreement the Seller has not made, and the Seller hereby expressly disclaims and negates any representation or warranty, express, implied, at common law, by statute or otherwise relating to, the accuracy, completeness or materiality of any information, data or other materials (written or oral), heretofore furnished to Purchaser and its representatives by or on behalf of the Seller.  Except as expressly provided in this Agreement, the Seller expressly disclaims and negates, as to personal property, equipment and fixtures constituting a part of the assets owned or operated by the Company, (i) any implied or express warranty of merchantability, (ii) any implied or express warranty of fitness for a particular purpose, (iii) any rights of purchasers under appropriate legal requirements to claim diminution of consideration, (iv) any claims by Purchaser for damages because of any latent or patent defects or other defects, whether known or unknown and (v) any and all implied warranties existing under applicable legal requirements.  The Seller and Purchaser agree that, to the extent required by applicable legal requirements to be effective, the disclaimers of the warranties contained in this Section are “conspicuous.”

10.6 Exclusive Remedy.  The indemnities provided for in this Article X shall be the sole and exclusive remedy of the Parties after the Closing with respect to, arising out of, or resulting from this Agreement (including for any inaccuracy of any representation or warranty or any failure or breach of any covenant, obligation, condition or agreement contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith); provided, however, that the foregoing shall not (i) limit the rights of any Party to seek specific performance or any other equitable remedy available to enforce the rights of such Party under this Agreement or (ii) limit the right of a Party to seek any available remedy for fraud involving a knowing and intentional misrepresentation.  Each Party covenants and agrees that following the Closing it shall not seek or assert any other remedy hereunder, other than specific performance or any other equitable remedy available to enforce the rights of such Party under this Agreement and the right of such Party to seek any available remedy for fraud involving a knowing and intentional misrepresentation.  Purchaser specifically waives and releases Seller from any liability and any rights it might otherwise have pursuant to Law other than pursuant to the terms of this Agreement and other than any liability arising from fraud involving a knowing and intentional misrepresentation.

10.7 Mitigation of Damages/Minimization of Claim.  Purchaser and Seller agree to use commercially reasonable efforts to (a) resolve all Third-Party Claims and Direct Claims for which indemnification is sought under this Article X on the lowest cost basis that complies with the requirements of applicable Laws and (b) mitigate the costs and expenses as well as any Damages arising out of any Third-Party Claim or Direct Claim.  Prior to making any claim for indemnification hereunder, each Party will, to the extent practicable, first notify the other Party and afford the other Party an opportunity to cure such breach (not to exceed ten (10) days).

10.8 Remedies for Breach of this Agreement by the Seller Before the Closing.  Notwithstanding any provision of this Agreement to the contrary, upon execution of this Agreement through and including the Closing, the exclusive remedy for any material breach of any representation or warranty in this Agreement by the Seller shall be termination of this Agreement by the Purchaser in accordance with and subject to Section 11.1.

ARTICLE XI
MISCELLANEOUS
11.1 Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) By the mutual written agreement of Purchaser and Seller;

(ii) by either the Seller or Purchaser if the Closing has not been consummated by October 27, 2008; provided, however, that the right to terminate this Agreement under this Section 11.1(a)(ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

(iii) By Purchaser, if there has been a material violation or breach by Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Purchaser at the Closing, and such violation or breach has not been waived by Purchaser, or cured by Seller no later than the earlier to occur of (x) the expiration of 5 days after written notice thereof from Purchaser or (y) October 27, 2008; or

(iv) By Seller, if there has been a material violation or breach by Purchaser of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller at the Closing, and such violation or breach has not been waived by Seller, or cured by Purchaser no later than the earlier to occur of (x) the expiration of 5 days after written notice thereof from Seller or (y) October 27, 2008.

(b) If this Agreement is terminated prior to Closing in accordance with Section 11.1(a), this Agreement shall become void and of no further force and effect, except for the provisions of Section 8.2 and Article XI (relating to certain miscellaneous provisions) which shall survive such termination.  Notwithstanding the foregoing, nothing herein shall preclude any action or claim for damages to which any Party is otherwise entitled as a result of a breach by any other Party hereto.

11.2 Notices.  All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (receipt confirmed) or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate Party at the address specified below:

If to Purchaser to:

Ambit Energy, L.P.
1801 North Lamar Street, Suite 200
Dallas, Texas 75202
Attention:  Jere W. Thompson, Jr.
Phone:                 (214) 270-1776
Fax No.:               (866) 375-7773

With a copy to:

Sloan & Roberts, PLLC
5950 Berkshire Lane, Suite 450
Dallas, Texas 75225-5835
Attention:  Andrew H. Roberts
Phone:                 (214) 987-6070
Fax No.:               (214) 987-6071
Email:                 andrew@sloanandroberts.com

If to Seller to:

Commerce Energy, Inc.
600 Anton Blvd., Suite 2000
Costa Mesa, California 92626
Attention:  General Counsel
Phone:                 (714) 259-2500
Fax No.:               (714) 481-6589

With a copy to:

Sutherland Asbill & Brennan LLP
909 Fannin Street, Suite 2200
Houston, Texas 77010
Attention.:  Paul B. Turner
Fax No.:                (713) 654-1301
Email:                 Paul.Turner@sutherland.com

or to such other address or addresses as any such Party may from time to time designate as to itself by like notice.

11.3 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.4 Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided for herein, the parties will pay or cause to be paid all of their own fees and expenses incident to this Agreement and in preparing to consummate and in consummating the transactions contemplated hereby, including the fees and expenses of any broker, finder, financial advisor, investment banker, legal advisor or similar person engaged by such Party.

11.5 Successors and Assigns.  The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any transfer by way of merger or operation of law) without the consent of each other Party hereto.

11.6 No Third-Party Beneficiaries.  Except as provided in Article X and Section 11.5, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

11.7 Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the Laws that might otherwise govern under principles of conflict of laws thereof.

11.8 Counterparts.  This Agreement may be executed in one or more counterparts (which may be by facsimile), all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other Party.

11.9 Table of Contents; Headings.  The table of contents and headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

11.10 Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter of this Agreement.  This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof of this Agreement.

11.11 Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of the provisions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid, illegal or unenforceable) will in no way be affected, impaired or invalidated, and to the extent permitted by applicable Law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable.  This provision will be interpreted and enforced to give effect to the original written intent of the parties prior to the determination of such invalidity or unenforceability.

11.12 Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled, without posting any bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy they are entitled pursuant to this Agreement.  Notwithstanding the foregoing, no Party shall be entitled to specific performance of any representation or warranty (including compelling a Party to cure a breach of its representations and warranties); provided that this prohibition shall in no way affect a Party's entitlement to specifically enforce other provisions of this Agreement.

11.13 Notification of Certain Matters.

(a) The Seller shall promptly give notice to the Purchaser of (i) the occurrence or non-occurrence of any event that could reasonably be expected to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect if qualified by materiality, and in any material respect if not so qualified, at any time from the date hereof to the Closing Date or (B) any condition set forth in Article IX to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of the Seller or the Purchaser or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b) The Purchaser shall promptly give notice to the Seller of (i) the occurrence or non-occurrence of any event that could reasonably be expected to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect if qualified by materiality, and in any material respect if not so qualified, at any time from the date hereof to the Closing Date or (B) any condition set forth in Article IX to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of the Seller or the Purchaser or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

11.14 Announcements.  No announcement with respect to this Agreement will be made by any Party hereto without the prior approval of the other parties.  The foregoing will not apply to any announcement by any Party required in order to comply with Laws pertaining to timely disclosure or related stock exchange or securities laws, provided that the parties will consult with each other before making any such announcement to the extent practicable in accordance with applicable law.

[Signatures appear on the following page.]

The Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMMERCE ENERGY, INC.

By:	/s/ Michael J. Fallquist
Name:	Michael J. Fallquist
Title:	Chief Operating Officer

AMBIT ENERGY, L.P.

By:	/s/ Jere W. Thompson, Jr.
Name:	Jere W. Thompson, Jr.
Title:	President of Ambit Systems, Inc., authorized signatory for the General Partner of Ambit Energy, L.P.